EXHIBIT 6.(h)

                    UNITED NETWORK MARKETING SERVICES, INC.
                               575 Madison Avenue
                            New York, New York 10022

                            STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT dated as of May 15, 1999 (the "Agreement"), by and among UNITED NETWORK MARKETING SERVICES, INC., a New York corporation doing business at 575 Madison Avenue New York, NY 10022, ACCESS: NEWAGE CORPORATION, a New Jersey corporation doing business at 175 W. 87th Street, New York, N.Y.; and the SHAREHOLDERS OF ACCESS: NEWAGE CORPORATION, listed on Exhibit B hereto "the shareholders".

                                  WITNESSETH:

     WHEREAS, United Network Marketing Services, Inc. ("UNMS") is developing its web assets and interested in expanding its community of New Age Web assets

     WHEREAS, Access: NewAge Corporation ("ANA") is primarily in the business of promoting and offering products and services on its website AccessNewAge.com and is interested in a obtaining capital for the Company.

     The purpose of this Agreement is to effect the acquisition by UNMS, ("Buyer") of 50% of the outstanding shares of the capital stock of ANA (the "Company" or Seller"). The principal terms of the purchase and sale would be as follows:

     I. The Buyer hereby purchases 100 shares of the common stock, par value $1 per share, of the Seller (the "Seller Stock") which will represent 50% of all equity outstanding, in consideration for $17,000. In addition, as part of the agreement UNMS is lending to ANA $8,000 payable on 5/15/02. The interest rate is 8% and is payable semiannually. The entire $25,000 will be wired to ANA at the closing. The company is hereby delivering duly executed certificates representing the seller stock to the Buyer. At the time of the closing of the Merger (the "Closing") the Seller would have outstanding a total of 200 shares, with no other stock, warrants, or options outstanding.

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     II. The Company is responsible for, and will pay, any and all applicable sales taxes, transfer taxes and similar charges arising with respect to the Company as a result of the Stock Purchase.

     III. This Stock Purchase is subject to representations and warranties and indemnifies as described in Exhibit A attached hereto and made a part hereof (which survive the closing).

     IV. Directors and Officer of the Surviving Corporation.

          The initial directors of the Surviving Corporation immediately following the Effective Date shall consist of five
     (5) directors, as follows: (i) Clark Stillman, Chairman, President and CEO, (ii) Robert Siegel, VP Technology (iii) Charlene Weisler (iv) Alan Gelband and (v) Daren Tolz. buyer and the shareholders agree to vote all shares held by them and take all such other action as may be reasonably required to cause the election of the foregoing persons as the directors of the company.

     V. Each of the parties hereto hereby represents and warrants to the other parties hereto that it or he has done nothing to incur any obligation or liability for a finder's fee, commission, brokerage fee or like payment in connection with the transactions contemplated hereby.

     VI. Buyer and the Company shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the contents of this document or other transactions that are contemplated, and none of the parties hereto shall issue any such press release or make any such public statement prior to such consultation.

          If the foregoing is in accordance with your understanding, please so acknowledge by signing the enclosed copy of this letter and returning it to the undersigned.


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                                   EXHIBIT A

     Warranties and Covenants that Survive Closing

Representations and Warranties

     ANA represents and warrants to Buyer as follows:

     1. Organization, Standing and Power

     (a) Seller is a company duly organized, validly existing and in good standing under the laws of New York, with full power and authority to (i) own, lease and operate its properties, (ii) carry on the Business and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto.

     2. Capitalization

     All issued shares of ANA Common Stock have been duly authorized, validly issued and outstanding and are fully paid and nonassessable owned or record and beneficially by Seller and the other shareholders listed on Schedule C. There are not outstanding options, warrants, rights, puts, calls, commitments, exchange, conversion rights, plans or other agreements of any character to which ANA is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, or authorized and unissued shares, of ANA Common Stock. There is no personal liability, and there are no preemptive or similar rights, attached to the ANA Common Stock. There are no outstanding obligations, contingent or other, of ANA to purchase, redeem or otherwise acquire any capital stock of ANA. There are not voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to the capital stock of ANA.

     3. LIABILITIES AND FINANCIAL PERFORMANCE

     The company had no liabilities other than as disclosed on its balance sheet, except for the termination agreement of Richard R. Jones.


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     4. The Company had a deficit net worth not greater than ($13,534) as of
March 31, 1998; the Company had sales of at least $6,000 and income of $1,010 for quarter ended March 31, 1999, in each case as determined in accordance with generally accepted accounting practices.

     5. LITIGATION

     There are not suits or actions, civil or administrative, arbitration or other proceedings or governmental investigations, pending or threatened, against or relating to ANA, the Acquired Stock, this Agreement, the transactions contemplated hereby, the Business or any of the Assets. There are not judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to ANA, the Acquired Stock, this Agreement, the transactions contemplated hereby, the Business or any of the Assets, the effect of which is materially adverse to the Business or any of the Assets.

     6. TAX MATTERS

     (a) ANA have filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined herein) shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which will be set forth on the latest balance sheet included in the ANA Financial Statements include adequate provisions for the payment in full of any and all Taxes for which ANA is or could be liable. As used herein the term taxes means all Federal State & Local income, sales, franchise, use or other taxes of any nature.

     7. AGREEMENTS

     There are not agreements or arrangements in place between ANA, its employees, or other entities, other than the termination agreement with Richard
R. Jones which had already been delivered to Buyer.

     8. INDEMNIFICATION

     0.1. 0.1. ANA, hereby indemnify and agree to defend and hold harmless Buyer from and against any and all


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losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which it may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) any misrepresentation of a material fact contained in any representation of ANA, (ii) the breach by ANA of any warranty or covenant made herein, or (iii) any claim, demand, suit, action, proceeding or investigation whatsoever by any creditor or security holder of ANA or any administrative or governmental entity or agency relating to the consummation of the transactions contemplated herein. The foregoing indemnification shall also apply to direct claims by Buyer against ANA.

United Network Marketing Services, Inc.

By: /s/ ALAN GELBAND
   ---------------------------
    Alan Gelband,
    Chairman of the Board

Agreed to and Accepted as of the date written above;

Access:  NewAge Corporation

    By The Shareholders:

    /s/ CLARK STILLMAN
    ---------------------------
       Clark Stillman

    /s/ ROBERT SIEGEL
    ---------------------------
       Robert Siegel

    /s/ CHARLENE WEISLER
    ---------------------------
       Charlene Weisler


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